Exhibit 10.34

LOCK-UP and resale restriction AGREEMENT

THIS LOCK-UP AGREEMENT is made and entered into the 26th day of December 2019, by and between Blue Star Foods Corp., a Delaware Corporation (the “Company”) and ___________ (“Holder”).

RECITALS

WHEREAS, the Holder is the owner of a total of ______ shares of common stock of the Company, including ______ shares of common stock that were registered as part of the Company’s S-1 Registration Statement (“Registered Shares”) originally filed on January 14th, 2019, and declared effective on June 20th, 2019.

NOW THEREFORE, for consideration received, the Holder agrees that as of the date hereof and during the pendency of this letter agreement, the Holder will not transfer, sell, contract to sell, devise, gift, assign, pledge, hypothecate, distribute or grant any option to purchase or otherwise dispose of, directly or indirectly the Registered Shares subject to a “trickle” into market, except at a rate not to exceed five hundred (500) shares per month on a non-cumulative basis for a period of six (6) months after which time this Agreement becomes null and void.

Any attempted sale, transfer or other disposition in violation of this letter agreement shall be null and void.

The Holder further agrees that if the Holder attempts to sell, transfer, or otherwise dispose of its shares in violation of this Agreement, the Company (i) may instruct its transfer agent not to transfer such securities (ii) may provide a copy of this letter agreement to the Company’s transfer agent for the purpose of instructing the Company’s transfer agent to place a legend on the certificate(s) evidencing the securities subject hereto and disclosing that any transfer, sale, contract for sale, devise, gift, assignment, pledge or hypothecation of such securities is subject to the terms of this letter agreement and (iii) may issue stop-transfer instructions to its transfer agent for the period contemplated by this letter agreement for such securities.

This letter agreement shall be binding upon the Holder, its agents, heirs, successors, assigns and beneficiaries.

Any waiver by the Company of any of the terms and conditions of this letter agreement in any instance must be in writing and must be duly executed by the Company and the Holder and shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof.

The Holder agrees that any breach of this letter agreement will cause the Company and the third-party beneficiary’s irreparable damage for which there is no adequate remedy at law. If there is a breach or threatened breach of this letter agreement by the Holder, the Holder hereby agrees that the Company and the third-party beneficiaries shall be entitled to the issuance of an immediate injunction without notice to restrain the breach or threatened breach. The Holder also agrees that the Company and all third-party beneficiaries shall be entitled to pursue any other remedies for such a breach or threatened breach, including a claim for money damages.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Agreement as of the day and year first above written.

Blue Star Foods Corp.

By:
Name: John Keeler
Title: Chairman & CEO